EMPLOYMENT AGREEMENT


THIS AGREEMENT dated April 1, 1995 is by and between MTX International, Inc., a Colorado Corporation ("Corporation") and Gerald J. Novreske, (Employee").

The Corporation desires to employ Employee and Employee desires to be employed by the Corporation.

The parties hereby enter into this Agreement to set forth their mutual promises and understandings.

                                    ARTICLE I
                     EMPLOYMENT DUTIES AND RESPONSIBILITIES

Section 1.1 Employment. The Corporation hereby employees the Employee as Chairman and Chief Executive Officer of the Corporation. The Employee accepts such employment and agrees to abide by the Articles of Incorporation, By-Laws, and the decisions of the Board of Directors of the Corporation.

Section 1.2 Director of the Corporation. The Employee shall if elected or appointed, serve as a Director of the Corporation. Nothing in this Agreement shall be construed as requiring the Corporation, its Shareholders or agents to cause the election or appointment of the Employee as a Director.

Section 1.3 Duties and Responsibilities. The Employee is employed pursuant to the terms of this Agreement and agrees to devote substantially all of his time and energies to his employment under this Agreement. The Employee shall perform such duties as may be determined and assigned to him by the Board of Directors of the Corporation.

Section 1.4 Working Facilities. The Employee shall be furnished with facilities and services suitable to the position and adequate for the performance of the duties of the Employee under this agreement.

Section 1.5 Vacations. The Employee shall be entitled each year to a reasonable vacation, during which time the Employee's compensation shall be paid in full. Each vacation shall be taken by the employee over a period or periods meeting with the approval of the Board of Directors.

Section 1.6 Automobile. The Employee shall be furnished with an automobile, the cost of which shall be borne 80% by the Corporation. The total purchase price of such automobile shall be as approved by the Board of Directors.

Section 1.7 Life Insurance. The Corporation shall pay the premiums on a $100,000 policy of term non convertible life insurance covering the Employee's life. The Employee shall have the sole right to designate the beneficiary of such policy. The Corporation, at its election, may secure "Key Man" insurance for its benefit on the Employee's life and the Employee shall cooperate with the Corporation in acquiring such insurance.

Section  1.8  Benefit  Plans.   The  Employee  may  participate  in  any  plans,
arrangements, or distributions, in accordance with their terms, by the Corporation pertaining to or in connection with any retirement, health, disability, bonus, pension. profit sharing, or similar plans.

Section 1.9 Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. The Corporation will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures. Such expenditures, shall, however, be subject at all times to the approval of the Board of Directors.

Section 1.10 Indemnification Against Liabilities. The Employee (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be a party by reason of his being or having been a Director or Officer of the Corporation, except in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct; or in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the Employee did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which the Employee may be entitled under any applicable state statute.

                                   ARTICLE II
                                  COMPENSATION

Section 2.1 Basic Salary. The Corporation shall pay to the Employee a basic salary of $96,000 for the first year of this Agreement, $96,000 for the second year of this Agreement and $96,000 for the third year of this Agreement. Such salary shall be paid over the course of each year pursuant to the Corporation's usual pay periods.

Section 2.2 Director's Compensation. The Employee may receive additional compensation, if elected or appointed a Director of the Corporation, upon approval of such additional compensation by the Board of Directors of the Corporation.

Section 2.3 Bonus. In addition to the basic salary, the Employee will receive a bonus. The bonus will be based on performance and will be determined by multiplying 6% times the net profit of the Corporation before taxes. Payments will be made at the rate of 80% of the bonus paid quarterly and the balance in full after completion of the certified audit at September 30.

A net loss at any quarter end voids a bonus calculation for that quarter. A net loss requires a return of any previous bonus equal to 6% of the net loss, not to exceed any previously paid bonus within the same fiscal year.

                                   ARTICLE III
                       TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term. This Agreement shall be for a period of three years commencing on its effective date, subject , however to termination during such period, as provided in this article. This Agreement shall end at the end of such period.

Section 3.2 Termination By The Corporation Without Cause. The Board of Directors, without cause, may terminate the Employee's employment, under this Agreement at any time upon 30 days written notice to the Employee, but such termination shall not affect the provisions of Article V of this Agreement. In such event, the Employee, if requested by the Board of Directors, shall continue to render the services required under this Agreement up to the date of employment termination, and shall be paid, in such increments as agreed by the Employee and the Board of Directors, the full amount of the compensation provided for in Section 2.1 of this Agreement which remains unpaid at the date of termination. However, in no event shall the amount of compensation payable under this section be less than 50% of the total value of the agreement for all three years.

Section 3.3 Termination By The Employee Without Cause. The Employee, without cause, may terminate this Agreement upon 30 days written notice to the Corporation. In such event, the Employee shall continue to render services required under this Agreement and shall be paid the compensation set forth in
Section 2.1 of this Agreement up to the date of termination and no severance allowance shall be paid to the employee.

Section 3.4 Termination With Cause. The Board of Directors may terminate the Employee at any time without notice by reason of misconduct by the Employee. The term misconduct shall mean either the conviction of a felony or the continued violation of direct orders of the Board of Directors by the Employee 30 days after the Employee has received written notice that he has violated direct orders. In such event, the employee shall be paid the compensation owed him by the Corporation up to the date of termination.

Section 3.5 Termination Upon Death of Employee. In addition to any other provisions relating the termination, this Agreement is terminated in the event of the Employee's death.

                                   ARTICLE IV
                             DISABILITY AND ILLNESS

Section 4.1  Disability And Salary Continuation.

A. Definition Of Disability. For purposes of this Agreement, the terms "totally disabled", "disabled" and "disability" shall mean continuous disability as defined in, and for the period necessary to qualify for, the benefits under any disability income insurance policies paid for by the Corporation on the life of the Employee.

If no disability insurance is in effect on the life of the Employee, the terms "totally disabled", "disabled", and "disability" shall mean continuous disability which prevents the Employee from performing his normal duties in the Corporation pursuant to this Agreement as shall be determined by two physicians, one designated by the Corporation and the other designated by the Employee. If these two physicians can not agree on whether the employee is disabled within the meaning of this Section, they shall appoint a third physician and the opinion of the majority shall be final, binding and conclusive. The cost of all examining physicians shall be at cost to the Corporation and not to the Employee.

B. Salary Continuation. If the Employee becomes totally disabled during the term of this Agreement, 60% of his salary shall continue for the remaining term of this Agreement or for the period of time for which he remains totally disabled, whichever is shorter.

If the Corporation pays premiums on a disability income insurance policy on the life of the Employee, then any proceeds paid to the Employee by reason of disability under such disability insurance policy shall be offset against salary continuation payments due from the Corporation.

Section 4.2 Illness. In addition, if the Employee is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to disability as defined in this Article, the compensation otherwise payable to the Employee under this Agreement shall be continued in full.


                                    ARTICLE V
                            DISCLOSURE OF INFORMATION

Section 5.1 Employee Shall Not Disclose Information. The Employee recognizes and acknowledges the confidentiality of any trade secret information regarding the Corporation to which he has access, including, but not limited to, the Corporations computer software knowledge which the Employee gains access to or knowledge of while in the Corporations employment, any computer software designs, the Contractors Management System, the MTX Accounting for Microsoft Office, or other microcomputer systems, processes, user manuals and training manuals, patents, pending patents, trademarks and other proprietary information or any adaptation or modifications thereto which the Employee develops or creates while in the Corporation's employ or subsequently, even if the Corporation has declined to make use of such adaptation or modification. The Employee also recognizes and acknowledges that the list of the Corporation's customers, as it may exist from time to time, is a valuable, special, and unique asset of the Corporation. The Employee will not disclose any such trade secret information or the list of the Corporation's customers or any part thereof or any information to any person, firm, corporation, association, or other entity for any reason of purpose whatsoever. This Section 5.1 shall operate to so restrict the Employee regardless of the nature of the termination of his employment with the Corporation.

Section 5.2 Breach Of This Article. In the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Corporation shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, any such trade secret information or the list of the Corporation's customers, or rendering any services to any person, firm, corporation, association, or other entity to whom such trade secret information or list , in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including recovery of damages.

                                   ARTICLE VI
                                   ARBITRATION

Section 6.1 Agreement To Arbitration Disputes. The parties agree to submit all claims, disputes, and other controversies between them arising out of this
Agreement or the employment arrangement contemplated to arbitration in accordance with the provisions below and the Colorado Uniform Arbitration Act of 1975 or any amendments thereto applicable upon the date of initiation of arbitration proceedings.

Section 6.2 Initiation Of Arbitration. Arbitration pursuant to this Agreement may be initiated by either party upon written demand mailed certified mail, return receipt requested, to the other party. Such demand shall briefly set forth the nature of the claim, dispute or controversy and the relief requested. The party upon whom a demand for arbitration has been made may, in writing, and within twenty (20) days following receipt of the demand, set forth any counterdemand he or it may have against the other party. Such counterdemand shall likewise briefly set forth the nature of the claim, dispute or controversy and the relief requested. Neither party shall be required to make a written answer to any demand or counterdemand.

Section 6.3 Appointment Of Arbitrator(s). Within thirty (30) days following the date upon which the arbitration demand was mailed to the other party, the Corporation and the Employee shall jointly appoint an arbitrator agreeable to both of them.

If the Corporation and the Employee cannot agree upon an arbitrator mutually acceptable to them, each party shall designate an arbitrator and the two arbitrators so selected shall, within thirty (30) days following the date upon which the last of the arbitrators is selected, designate a third arbitrator. All three arbitrators shall be present at all hearings and participate in deliberations, but the decision of the arbitrators will be final and binding.

Section 6.4 Place Of Hearings. Arbitration hearings shall be conducted at a place mutually agreeable to the parties and the arbitrators at Denver, Colorado unless the parties and the arbitrators otherwise mutually select a different place for the hearings or any portion of the hearings.

Section 6.5 Attendance At Hearings. Arbitration hearings shall be scheduled by the arbitrator(s) at the earliest date mutually convenient to the arbitrator(s) and the parties. Notice of such hearing dates shall be given in writing by certified mail, return receipt requested, to each party. Arbitration hearings may proceed in the absence of any party if notice of the proceedings has been given to such party.

Section 6.6 Awards. The arbitrator(s) shall make his or their award in writing within thirty (30) days after completion of the arbitration hearings. Copies of the award shall be mailed to each of the parties and their attorneys, if any, by certified mail, return receipt requested.

The award entered by the arbitrator(s) shall be final and binding upon the parties to the extent and in the manner provided by the Colorado Uniform Arbitration Act of 1975, as amended.

Section 6.7 Venue For Court Proceedings. Any court proceedings relative to these arbitration provisions shall be initiated and conducted in the District Court in and for the City and County of Denver and the State of Colorado.

Section 6.8 Effect Of Pendency Of Arbitration Proceedings. No party shall be considered in default with respect to any obligation under the terms of this Agreement which is subject matter of any pending arbitration proceedings but the pendency of such proceedings shall not otherwise affect the rights and obligations of the parties to this Agreement.

Section 6.9 Exception. This Article shall not apply with respect to any action which the Corporation may wish to take pursuant to Article V of this Agreement.

                                   ARTICLE VII
                                 GENERAL MATTERS

Section 7.1 Colorado Law. This Agreement shall be governed by the laws of the State of Colorado and shall be construed in accordance therewith.

Section 7.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 7.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties.

Section 7.4 Effect Of Agreement. The terms of this Agreement shall be binding upon and inure to the benefit of the Employee and the Corporation and their heirs, personal representatives, successors and assigns to the extent that any such benefits survive or may be assigned under the terms of this Agreement.

Section 7.5 Construction. Throughout this Agreement the singular shall include the plural, and plural shall include the singular, and masculine and neuter shall include the feminine, wherever the context so requires.

Section 7.6 Text To Control. The headings of articles and sections are included solely for the convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 7.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

Section 7.8 Buy-Sell Agreement. Notwithstanding anything to the contrary contained in this Agreement, any Buy-Sell Agreement between the Employee and the Corporation shall control wherever applicable.

The effective date of this Agreement shall be April 1, 1995.

The parties have executed this Agreement on                  , 199   .
                                            -----------------     ---

                                      MTX International, Inc.

                                      By: /s/ Gerald J. Novreske
                                         ---------------------------------------
                                         Gerald J. Novreske, Chairman and C.E.O.

                                      Attest:

                                      /s/ Dale R. Hunzelman
                                      ------------------------------------------
                                      Dale R. Hunzelman, Secretary/Treasurer

                                      Employee:

                                      /s/ Gerald J. Novreske
                                      ------------------------------------------
                                      Gerald J. Novreske

                                      Approved:

                                      /s/ Jerry R. Brookhart
                                      ------------------------------------------
                                      Jerry R. Brookhart, Director

                                      /s/ Dale R. Hunzelman
                                      ------------------------------------------
                                      Dale R. Hunzelman, Director

                                      /s/ Gerald J. Novreske
                                      ------------------------------------------
                                      Gerald J. Novreske, Director